EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/09/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-2.33%	-3.13%	9.52%
Class B Units	-2.35%	-3.15%	9.10%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 9, 2006

The Grant Park Futures Fund sustained trading losses over the previous week. Positions in the currencies, metals and interest rates registered the largest setbacks. Gains came from positions in the stock index sector.

Long positions in the currency sector experienced losses as the U.S. dollar appreciated relative to its major trading partners. The strength in the greenback came after a series of comments by U.S. central bank officials suggesting that the Federal Open Market Committee (FOMC) would move to raise short-term interest rates when it meets at the end of June, analysts said. Fed Chairman Ben Bernanke said that the FOMC “will be vigilant to ensure that the recent pattern of elevated monthly core inflation…is not sustained”. Analysts said that the comments, along with similar ones made by Federal Reserve Bank governors later in the week, sent the dollar higher against the euro, British pound and Swiss franc, resulting in losses to long positions in those currencies. The euro weakened further later in the week after the European Central Bank (ECB) raised short-term interest rates by 25 basis points. Analysts said that the European common currency sold off in response to the rate hike because some market participants were actually expecting the ECB’s rate rise to be closer to 50 basis points. Short positions in the dollar index in New York also reported losses as the index rose 171 basis points by the end of the week.

Long positions in the metals sector sustained losses as the strength in the U.S. dollar resulted in lower prices for both base and precious metals. Copper prices fell in New York and London as the rallying greenback made dollar denominated base metals more expensive to investors holding foreign currencies, analysts suggested. Nickel prices also fell, resulting in losses for long positions. Long positions in the gold and silver markets also posted losses as investors became concerned that further efforts by the U.S. Federal Reserve Bank to combat inflation would result in higher interest rates and a more expensive dollar, analysts suggested. August gold fell $28.20, settling at $612.80 per ounce while July silver lost 87.5 cents, closing the week at $11.210 per ounce.

Positions in the European fixed income products resulted in losses from the interest rate sector. Short positions in the LIFFE Euribor contract lost ground as the lower-than-anticipated tightening of European interest rates caused prices for debt instruments to rally, according to market analysts. Short positions in the Australian ten and three year bond contracts also resulted in losses as prices there were higher by the end of the week. Analysts suggested that some of the strength in fixed income markets came as a result of “flight to quality”

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
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buying on behalf of investors looking for a safe haven for investment in response to the weakness in the global share markets.

Lastly, short positions in the stock indices were profitable as talk of higher interest rates forced share prices down. Analysts said that investors fretted over the possibility that tightening monetary policy to combat inflation in the U.S. and abroad would lead to a slowdown in growth. The NASDAQ-100 index fell 65.00 points for the week, settling at 1549.50; shorts in the Tokyo Nikkei benefited as that index fell 6.58% by the end of the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com